Exhibit (a)(1)(G)

Supplement Dated July 9, 2018

to

Offer to Purchase

Up to 195,000,000 of the Issued and Outstanding Shares of Common Stock

of

ALTABA INC.

In Exchange For

American Depositary Shares

of

Alibaba Group Holding Limited

Plus an Additional Amount in Cash

THE OFFER, PRORATION PERIOD AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON AUGUST 8, 2018, UNLESS THE OFFER IS EXTENDED OR WITHDRAWN (SUCH DATE AND TIME, AS IT MAY BE EXTENDED, THE “EXPIRATION DATE”). THIS OFFER IS SUBJECT TO IMPORTANT TERMS AND CONDITIONS, INCLUDING THE CONDITIONS LISTED IN SECTION 7 OF THE OFFER TO PURCHASE (AS DEFINED HEREIN).

On June 7, 2018, Altaba Inc. (the “Fund,” “Altaba,” “we” or “us”), a non-diversified, closed-end management investment company organized as a Delaware corporation, distributed documentation relating to the Fund’s offer to purchase up to 195,000,000 (approximately 24%) of the Fund’s issued and outstanding shares of its common stock, par value $0.001 per share (the “Shares”), that are properly tendered in the Offer (as defined below) and not properly withdrawn. For each Share accepted in the Offer, you will receive: (i) 0.35 American Depositary Shares (“Alibaba ADSs”) of Alibaba Group Holding Limited, a Cayman Islands company (“Alibaba”), which are held by the Fund in its investment portfolio, less any Alibaba ADSs withheld to satisfy applicable withholding taxes and subject to adjustment for fractional Alibaba ADSs (the “ADS Portion”), and (ii) an amount in cash equal to the Alibaba VWAP (as defined below) multiplied by 0.05, less any cash withheld to satisfy applicable withholding taxes and without interest (the “Cash Portion” and, together with the ADS Portion, the “Offer Consideration”), upon the terms and subject to the conditions described in the Offer to Purchase, dated June 7, 2018 (the “Original Offer to Purchase”), and in the related Letter of Transmittal. By this Supplement, dated July 9, 2018 (this “Supplement” and, together with the Original Offer to Purchase, the “Offer to Purchase”), we are amending and supplementing the Original Offer to Purchase and we are amending and restating the Letter of Transmittal. The Offer to Purchase and the Amended and Restated Letter of Transmittal, each as they may be amended or supplemented from time to time, constitute the “Offer”.

IF YOU HAVE PROPERLY TENDERED AND NOT WITHDRAWN YOUR SHARES, YOU NEED NOT TAKE ANY FURTHER ACTION TO ACCEPT THE OFFER.

This Supplement contains important information about the Offer. We urge you to read this Supplement in conjunction with the Original Offer to Purchase, including the documents incorporated by reference therein, and the related Amended and Restated Letter of Transmittal.

NONE OF THE SEC, ANY STATE OR FOREIGN SECURITIES COMMISSION OR ANY OTHER REGULATORY BODY HAS APPROVED OR DISAPPROVED OF THIS TRANSACTION OR PASSED

UPON THE MERITS OR FAIRNESS OF SUCH TRANSACTION OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS OFFER TO PURCHASE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, STOCKHOLDERS ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.

Questions and requests for assistance may be directed to Innisfree M&A Incorporated, the information agent for the Offer (the “Information Agent”), or J.P. Morgan Securities LLC, the dealer manager for the Offer (the “Dealer Manager”), in each case at the telephone numbers and addresses set forth on the back cover page of this Offer to Purchase. You may request additional copies of this Supplement, the Original Offer to Purchase, the Amended and Restated Letter of Transmittal and other Offer documents from the Information Agent at the telephone numbers and address on the back cover page of this Offer to Purchase. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Fund’s expense. Stockholders may also contact their broker, dealer, commercial bank, trust company or other nominee for assistance concerning the Offer.

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Direct: (212) 622-4401

Toll Free: (877) 371-5947

Supplement dated July 9, 2018 to Offer to Purchase dated June 7, 2018

The following information amends and supplements the information contained in the Original Offer to Purchase. Defined terms used but not otherwise defined herein shall have the beings ascribed thereto in the Original Offer to Purchase.

GENERAL INFORMATION

The Original Offer to Purchase contained prominent disclosure relating to the Adjusted NAV per Share of Altaba. It also contained disclosure relating to Altaba’s estimated current net asset value per Share. Additional information regarding the calculation of Adjusted NAV and estimated current net asset value is set forth below:

The primary difference between the two measures of net asset value is that Adjusted NAV is not reduced by any deferred tax liability on the unrealized appreciation of the Alibaba ADSs and shares of common stock of Yahoo Japan Corporation (“Yahoo Japan”) owned by Altaba, whereas the estimated current net asset value is reduced by the deferred tax liability on such unrealized appreciation.

Deferred tax liabilities are determined based on the differences between the financial reporting and tax bases of assets and liabilities and are measured using the currently enacted tax rates and laws. Significant judgment is required in evaluating Altaba’s uncertain tax positions and determining its provision for taxes. The Fund establishes liabilities for tax-related uncertainties based on estimates of whether, and the extent to which, additional taxes will be due. These liabilities are established when Altaba believes that certain positions might be challenged despite its belief that its tax return positions are in accordance with applicable tax laws. To the extent that the final tax outcome of these matters is different than the amounts recorded, such differences will affect the provision for income taxes in the period in which such determination is made.

Altaba encourages its stockholders to consider Altaba’s current estimated net asset value when determining whether to tender their Shares pursuant to the Offer. There can be no assurance that Altaba will be able to reduce its deferred tax liability with respect to its Alibaba ADSs or its Yahoo Japan shares, which would be necessary to achieve Adjusted NAV. As a result, if Altaba were to liquidate, it may be more likely that amounts received by stockholders of the Fund would be closer in value to the Fund’s then current estimated net asset value than its Adjusted NAV at such time.

The value of the Offer Consideration on June 6, 2018 (the day before Altaba commenced the Offer), before any amounts withheld to satisfy applicable withholding taxes, would have been $83.35 based on the closing price of the Alibaba ADSs on the New York Stock Exchange (“NYSE”) and the Alibaba VWAP on such date, representing a 4.4% discount to the Fund’s current estimated net asset value, a 23.7% discount to the Fund’s Adjusted NAV and a 3.8% premium to the closing price of the Shares on the Nasdaq Global Select Market (“Nasdaq”), in each case as of such date.

The value of the Offer Consideration on July 6, 2018, before any amounts withheld to satisfy applicable withholding taxes, would have been $76.80 based on the closing price of the Alibaba ADSs on the NYSE and the Alibaba VWAP on such date, representing a 4.5% discount to the Fund’s current estimated net asset value, a 23.9% discount to the Fund’s Adjusted NAV and a 1.9% premium to the closing price of the Shares on Nasdaq, in each case as of such date.

Altaba has published a dedicated webpage (available at http://www.innisfreema.com/tender/aaba), which throughout the Offer has provided and will provide, among other information, (i) the Fund’s Adjusted NAV and estimated current net asset value and (ii) the amount by which the indicative value of the Offer Consideration is less than the Adjusted NAV and estimated net asset value per share of the Fund, expressed as a percentage of the Adjusted NAV and estimated net asset value. Stockholders are urged to obtain current information regarding Altaba’s current estimated net asset value, Adjusted NAV and the current indicative value of the Offer Consideration before deciding whether to tender their Shares pursuant to the Offer.

Complete terms and conditions of the Offer are set forth in the Tender Offer Statement on Schedule TO, the Offer to Purchase, the related Letter of Transmittal and other related documentation that were filed with the SEC on June 7, 2018, as amended on June 29, 2018, July 2, 2018 and July 9, 2018. The following paragraphs provided additional information with respect to how Altaba calculates its Adjusted NAV and its estimated current net asset value per Share.

“Adjusted NAV” adjusts Altaba’s most recently published net asset value per Share to exclude deferred tax liabilities on unrealized appreciation and further adjusts its net asset value to reflect the current closing stock price of Alibaba ADSs and of Yahoo Japan shares, but holds constant all other inputs used to calculate the Fund’s net asset value for March 31, 2018 (including the number of the Shares outstanding). The methodology used to calculate “Adjusted NAV” for purposes of the Offer is the same as the methodology used to calculate “Adjusted NAV” historically reported on the Fund’s investor relations web site https://www.altaba.com/holdings.cfm.

“Estimated current net asset value” adjusts Altaba’s most recently published net asset value per Share to reflect (i) the price of Alibaba ADSs and Yahoo Japan shares owned by the Fund, (ii) the deferred tax liability on the Alibaba ADSs and Yahoo Japan shares based on such prices, (iii) the amount of cash held by the Fund, (iv) the value of the Fund’s marketable debt securities, (v) the amount borrowed under the Fund’s margin loan, (vi) the outstanding principal amount of the Fund’s convertible notes and (vii) the number of Shares outstanding, in each case most recently available to the Fund, but holds constant from March 31, 2018 all other inputs used to calculate the Fund’s net asset value for March 31, 2018.

The second paragraph on page 3 of the Original Offer to Purchase shall be amended by deleting the words “AND MAY NOT BE ACCEPTED FROM WITHIN” so that it shall read as follows:

“THE MAKING OF THE OFFER MAY, IN SOME JURISDICTIONS, BE RESTRICTED OR PROHIBITED BY APPLICABLE LAW. THIS OFFER IS NOT BEING MADE, DIRECTLY OR INDIRECTLY, IN OR INTO ANY JURISDICTION IN WHICH THE MAKING OF THE OFFER OR THE ACCEPTANCE OF THE OFFER WOULD, ABSENT PRIOR REGISTRATION, FILING OR QUALIFICATION UNDER APPLICABLE LAWS, NOT BE IN COMPLIANCE WITH THE LAWS OF THAT JURISDICTION. ACCORDINGLY, STOCKHOLDERS ARE REQUIRED TO INFORM THEMSELVES OF AND OBSERVE ANY SUCH RESTRICTIONS.”

Conforming revisions shall be made throughout the Original Offer to Purchase.

SUMMARY TERM SHEET

The fourth paragraph in the response to the question “Who may participate in the Offer and will it be extended outside the United States?” on page 9 of the Original Offer to Purchase shall be deleted in its entirety.

The following paragraph shall be inserted as the fifth paragraph in the response to the question “Who may participate in the Offer and will it be extended outside the United States?” on page 9 of the Original Offer to Purchase:

“The Fund has filed, as an exhibit to the Schedule TO-I, an Amended and Restated Letter of Transmittal, which, deletes representation (6) appearing on page 4 of the original Letter of Transmittal filed with the Schedule TO-I on June 7, 2018. Such deleted representation will be deemed not to be made by any tendering stockholder that has previously mailed or delivered to the Exchange Agent, or that subsequently mails or delivers prior to the Expiration Date to the Exchange Agent, the original Letter of Transmittal, and such representation in any such original Letter of Transmittal shall be disregarded.”

The third sentence of the second paragraph in the response to the question “When and how will Altaba pay for the Shares?” on page 11 of the Original Offer to Purchase shall be amended by deleting the phrase “as soon as practicable” and replacing it with the word “promptly” such that the third sentence shall read:

“The Exchange Agent will transfer, or direct the Fund’s custodian to transfer, the Alibaba ADSs and cash (as described herein) to your account or the account of your nominee through the book-entry transfer facilities of DTC promptly after the expiration of the Offer.”

THE OFFER

3.	Procedures for Tendering Shares.

The second paragraph following the heading “Tendering Stockholder’s Representations and Warranties; Our Acceptance Constitutes an Agreement” on page 34 of the Original Offer to Purchase shall be deleted and replaced in its entirety with the following:

“A tender of Shares made pursuant to any method of delivery set forth herein will also constitute a representation and warranty to us that the tendering stockholder has full power and authority to tender, sell, assign and transfer the Shares tendered, and that, when the same are accepted for purchase by us, we will acquire good, marketable and unencumbered title thereto, free and clear of all security interests, liens, restrictions, claims, encumbrances and other obligations relating to the sale or transfer of the Shares, and the same will not be subject to any adverse claim or right. Any such tendering stockholder will, on request by the Exchange Agent or us, execute and deliver any additional documents deemed by the Exchange Agent or us to be necessary or desirable to complete the sale, assignment and transfer of the Shares tendered, all in accordance with the terms of the Offer.

The Fund has filed, as an exhibit to the Schedule TO-I, an Amended and Restated Letter of Transmittal, which, deletes representation (6) appearing on page 4 of the original Letter of Transmittal filed with the Schedule TO-I on June 7, 2018. Such deleted representation will be deemed not to be made by any tendering stockholder that has previously mailed or delivered to the Exchange Agent, or that subsequently mails or delivers prior to the Expiration Date to the Exchange Agent, the original Letter of Transmittal, and such representation in any such original Letter of Transmittal shall be disregarded.”

7.	Conditions of the Offer.

The bulleted phrase “the Fund shall not have sold at least 10,000,000 Alibaba ADSs in the Alibaba Resale” on page 40 of the Original Offer to Purchase shall be deleted and replaced in its entirety with the following:

“the Fund shall not have been able to sell, having used its commercially reasonable efforts to do so, at a price not materially lower than the then-current market price, at least 10,000,000 Alibaba ADSs during the portion of the Alibaba Resale to be conducted prior to the Expiration Date.”

All other references in the Original Offer to Purchase to the condition regarding the Alibaba Resale shall be modified to conform to the description of such condition set forth above.

10.	Certain Information Concerning the Fund and its Investments.

The seventh sentence of the third paragraph under the heading “Information Regarding Alibaba” on page 44 of the Original Offer to Purchase shall be deleted and replaced in its entirety with the following:

“Such information is provided for informational purposes only.”

13.	Certain Legal Matters; Regulatory Approvals.

The following shall be added as the second paragraph under the heading “Exemptive Relief from the Commission” on page 49 of the Original Offer to Purchase:

“On July 3, 2018, the SEC published a notice of the Fund’s application for the Exemptive Order. The notice period ends on July 30, 2018.

17.	Miscellaneous.

The first full sentence on page 56 of the Original Offer to Purchase shall be deleted in its entirety.

The following paragraph shall be added as the second paragraph on page 56 of the Original Offer to Purchase:

“The Fund has filed, as an exhibit to the Schedule TO-I, an Amended and Restated Letter of Transmittal, which, deletes representation (6) appearing on page 4 of the original Letter of Transmittal filed with the Schedule TO-I on June 7, 2018. Such deleted representation will be deemed not to be made by any tendering stockholder that has previously mailed or delivered to the Exchange Agent, or that subsequently mails or delivers prior to the Expiration Date to the Exchange Agent, the original Letter of Transmittal, and such representation in any such original Letter of Transmittal shall be disregarded.”

Except as otherwise set forth in this Supplement, the terms and conditions set forth in the Original Offer to Purchase are applicable in all respects to the Offer. The information set forth above should be read in conjunction with the Original Offer to Purchase, including the documents incorporated by reference therein, and the Amended and Restated Letter of Transmittal.

Altaba Inc.

July 9, 2018

The Amended and Restated Letter of Transmittal (or the original Letter of Transmittal subject to the deemed modifications described in this Supplement), certificates for Shares and any other required documents should be sent or delivered by each stockholder of the Fund or his or her broker, dealer, commercial bank, trust company or other nominee to the Exchange Agent as follows:

The Exchange Agent for the Offer is:

Computershare Trust Company, N.A.

By First Class Mail:	By Registered, Certified or Express Mail or Overnight Courier:

Computershare Trust Company, N.A. Attn Corporate Actions Voluntary Offer P.O. Box 43011 Providence, RI 02940-3011	Computershare Trust Company, N.A Attn Corporate Actions Voluntary Offer 250 Royall Street Suite V Canton, MA 02021

DELIVERY OF THE AMENDED AND RESTATED LETTER OF TRANSMITTAL OR THE ORIGINAL LETTER OF TRANSMITTAL TO AN ADDRESS OTHER THAN AS SET FORTH ABOVE WILL NOT CONSTITUTE A VALID DELIVERY TO THE EXCHANGE AGENT.

Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective telephone numbers and addresses set forth below. Requests for additional copies of this Supplement, the Original Offer to Purchase or the Amended and Restated Letter of Transmittal should be directed to the Information Agent. The Information Agent will promptly furnish to stockholders additional copies of these materials at the Fund’s expense. You may also contact your bank, broker, dealer, trust company or other nominee for assistance concerning the Offer.

The Information Agent for the Offer is:

Innisfree M&A Incorporated

501 Madison Avenue, 20th Floor

New York, NY 10022

Stockholders may call toll free: (877) 750-9497

Banks and Brokers may call collect: (212) 750-5833

The Dealer Manager for the Offer is:

J.P. Morgan Securities LLC

383 Madison Avenue

New York, NY 10179

Direct: (212) 622-4401

Toll Free: (877) 371-5947